Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
516 608-7000

SYSTEMAX CFO RETIRES, REPLACEMENT ANNOUNCED

PORT WASHINGTON, NY, January 17, 2007 – Systemax Inc. (NYSE:SYX announced today that Steven Goldschein, the Company’s Senior Vice President and Chief Financial Officer, is retiring from the Company. Mr. Goldschein served as the Company’s Senior Vice President and Chief Financial Officer since 1997. He has agreed to remain with the Company on a part-time basis for a one-year period. Richard Leeds, the Company’s Chairman and CEO said “We are very grateful for Steve Goldschein’s service to the Company these past nine years and wish him well in his retirement.”

Effective today, the Company has appointed Larry Reinhold as Executive Vice President and Chief Financial Officer replacing Mr. Goldschein. Mr. Reinhold is a senior executive with 25 years of operational, financial and consulting experience in technology, manufacturing and service companies. He served as Executive Vice President and Chief Financial Officer of Greatbatch, Inc., a publicly-traded, high-growth developer and manufacturer in the medical technology industry; as Executive Vice President and Chief Financial Officer of Critical Path, Inc., a publicly-traded enterprise license software and services company in the messaging and communications industry; and in a variety of roles and geographies at PricewaterhouseCoopers LLP, including Managing Partner of its Technology, Information, Communications, Media and Entertainment industry practice in the Midwestern United States. Mr. Reinhold brings extensive experience in operations, financial reporting, accounting and control, capital markets, mergers and acquisitions, and information technology transformation.

Systemax Inc. (www.systemax.com) employs a system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products, electronic and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.